Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Closes Series of Strategic Transactions and Announces Changes to its Board of Directors

7/11/2022

HOUSTON—(BUSINESS WIRE)—Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) announced today the closing of the previously announced Delaware Basin acquisitions of Sendero Midstream Partners LP (“Sendero”) for approximately $600 million in cash and First Reserve’s 50% interest in Crestwood Permian Basin Holdings LLC (“CPJV”) for 11.3 million Crestwood common units. Additionally, on July 1, 2022, Crestwood completed the previously announced divestiture of its Barnett Shale assets for $275 million in cash.

As a result of these strategic transactions, Crestwood has high graded its asset portfolio in the prolific Delaware Basin and has significantly expanded its operational footprint in Eddy County, New Mexico, one of the most active counties in the contiguous United States. Based on current producer activity levels, a planned integration of the Sendero and CPJV gathering systems, immediate operating, customer, and project synergies, and 550 MMcf/d of total processing capacity, Crestwood expects the Delaware Basin to become its second largest cash flow contributor, representing approximately 20% of total cash flow in 2023.

Changes to the Board of Directors

On July 1, 2022, Oasis Petroleum Inc. (“Oasis”), Crestwood’s largest customer in the Williston Basin, completed its merger with Whiting Petroleum Corporation (“Whiting”), forming Chord Energy Corporation (NASDAQ: CHRD) (“Chord”). The formation of Chord creates a financially strong unconventional U.S. oil producer focused on development in the Williston Basin.

Following the formation of Chord, Oasis has transferred to Chord its Crestwood common units and its contractual right to nominate two members to the Board of Directors of Crestwood’s general partner, Crestwood Equity GP, LLC (the “Board of Directors”), which right was received by Oasis as part of Crestwood’s acquisition of Oasis Midstream Partners LP and is subject to meeting on-going ownership thresholds.

As a result, the previously appointed members by Oasis to the Board of Directors, Mr. John Lancaster, Jr. and Mr. John Jacobi, resigned effective July 1, 2022. Chord has nominated Ms. Samantha F. Holroyd and Mr. Paul J. Korus to serve as their replacements. Crestwood expects that Ms. Holroyd and Mr. Korus will be formally appointed to the Board of Directors in the coming weeks.

Robert G. Phillips, Founder, Chairman and Chief Executive Officer of Crestwood, commented, “Crestwood would like to congratulate Oasis and Whiting on the successful formation of Chord. The combination creates a leading Williston Basin upstream company that shares our sustainability values focused on safety, operational and environmental integrity, and carbon management. I also want to thank Mr. Lancaster and Mr. Jacobi for their service and counsel and look forward to welcoming Ms. Holroyd and Mr. Korus to the Board of Directors and benefitting from their extensive industry experience and knowledge. The integration of Oasis Midstream, which began on February 1, 2022, is going well and the completion of the Chord merger is another important step in building a strategic alignment between Crestwood and Chord based on exceptional customer service as Chord develops the highly economic Williston Basin.”

Ms. Samantha F. Holroyd is a board member of Chord and was previously a member of the board of Oasis. She currently serves on Chord’s Audit Committee and Environmental, Social & Governance Committee. Ms. Holroyd currently serves on the board of Amerant Bancorp Inc., and she previously served on the board of Gulfport Energy Corporation from 2020-2021. Ms. Holroyd has a long history in the energy industry in the areas of reservoir engineering, technical analysis, financial and advisory services. She holds a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines, holds FINRA Certifications (Series 79 and Series 63), and is a Registered Professional Engineer in the State of Texas. She is also a Certified Corporate Director by the National Association of Corporate Directors (NACD) and is NACD Certified in ESG.

Mr. Paul J. Korus is a board member of Chord and was formerly a director of Whiting. Mr. Korus serves on Chord’s Audit Committee and Environmental, Social and Governance Committee. Mr. Korus has more than 35 years of oil and gas industry experience and brings strong financial and accounting expertise. He began his oil and gas career in 1982 with Apache Corporation, where he held positions in corporate planning, information technology and investor relations. From 1999 to 2002, Mr. Korus was the Senior Vice President, Chief Financial Officer of Key Production Company. He held the same positions with Cimarex Energy Co. from 2002 until his retirement in 2015. Mr. Korus holds a Bachelor of Science degree in Economics and a Master of Science degree in Accounting from the University of North Dakota.

Following these changes, the Crestwood Board of Directors will consist of ten members of which 90% are independent, 40% are female representatives, and 50% have three or less years of tenure.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

Source: Crestwood Equity Partners LP

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